EXHIBIT 10.5

                   AMENDED AND RESTATED SUBORDINATED TERM NOTE


      THIS AMENDED AND RESTATED SUBORDINATED TERM NOTE AND INDEBTEDNESS EVIDENCED HEREBY ARE AND SHALL AT ALL TIMES BE AND REMAIN SUBORDINATED IN RIGHT OF PAYMENT TO THE EXTENT AND IN THE MANNER SET FORTH IN THAT CERTAIN SECOND AMENDED AND RESTATED DEBT SUBORDINATION AGREEMENT, DATED AS OF MAY 5, 2006, BY AND AMONG BANK OF AMERICA, N.A., ARGAN, INC., A DELAWARE CORPORATION AND KEVIN J. THOMAS, AN INDIVIDUAL, TO THE PRIOR PAYMENT IN FULL OF ALL SUPERIOR DEBT (AS DEFINED THEREIN).

$3,292,131.00
                                                               As of May 5, 2006

      FOR VALUE RECEIVED, the undersigned, ARGAN, INC., a Delaware corporation (the "Maker"), hereby promises to pay to the order of KEVIN J. THOMAS (the "Creditor"), at 6620 Daniels Road, Naples, Florida 34104, the principal sum of THREE MILLION TWO HUNDRED NINETY TWO THOUSAND ONE HUNDRED THIRTY ONE DOLLARS ($3,292,131.00) (the "Principal Amount"), in lawful money of the United States of America in immediately available funds, without deduction, set-off or counterclaim, and to pay interest from the date hereof on the principal amount hereof from time to time outstanding, in like funds, at a rate per annum equal to ten percent (10%). Interest hereunder shall be due and payable on a quarterly basis commencing on July 1, 2006 and continuing on the first day of each October, January, April and July thereafter. Unless otherwise prepaid as a Mandatory Prepayment as provided below, the Principal Amount together with all accrued and unpaid interest thereon shall be due and payable in one installment on August 1, 2007.

      Notwithstanding the forgoing, in the event that the Maker receives gross cash consideration (prior to the payment of any fees, discounts, costs, expenses or commissions) in connection with one or more public offerings or private placements of the Maker's capital stock during the period from the date hereof to August 1, 2007 which is in excess of $1,000,000 in the aggregate (the "Aggregate Consideration"), the Maker shall prepay the Principal Amount by an amount equal to that portion of the Aggregate Consideration which is in excess of $1,000,000 (a "Mandatory Prepayment") so that all capital raised by the Maker which is in excess of $1,000,000 shall be paid over to the Creditor until such time as the Principal Amount and all other sums due hereunder have been paid in full.

      In addition, if, on and after the date hereof, Bank of America, N.A. (the "Bank") extends to the Maker additional term loan financing (the "Additional Term Loan") which is funded and received by the Maker on or before August 1, 2007, and the Bank permits the proceeds of such Additional Term Loan to be used by the Maker to pay down a portion of the subordinated debt evidenced by this Note, then the Maker shall use the proceeds of such Additional Term Loan (net of any fees, costs and expenses incurred in connection with the closing of the Additional Term Loan) (the "Net Additional Term Loan Proceeds"), to prepay the Principal Amount by an amount equal to such Net Additional Term Loan Proceeds (the "Additional Term Loan Mandatory Prepayment").


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      In addition, Maker agrees that it shall not close any transaction after the date hereof involving the acquisition by Maker of all or substantially all of the capital stock, equity interests or assets of any corporation, partnership, limited liability company or any other organization or entity (an "Acquisition") unless on or before the closing of any such Acquisition all amounts due hereunder shall have been paid in full (the "Acquisition Mandatory Prepayment"); provided, however, that, notwithstanding the forgoing, the Maker shall not be required to make the Acquisition Mandatory Prepayment in connection with any acquisition by the Maker of any assets, capital stock or other equity interests of any of its subsidiaries or affiliates whether as a result of a merger or for any other reason.

      Interest on the outstanding Principal Amount shall be computed on the basis of the actual number of days elapsed over a 365 day year.

      The Maker hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The non-exercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

      THIS AMENDED AND RESTATED SUBORDINATED TERM NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF CONNECTICUT, WITHOUT REGARD TO CHOICE OF LAW DOCTRINE, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

      This Amended and Restated Subordinated Term Note is being issued in full and complete satisfaction of all obligations of the Maker to pay to the
Creditor: (a) the Additional Cash Consideration (as defined in and to be paid pursuant to that certain Agreement and Plan of Merger among the Maker, the Creditor, Vitarich Laboratories, Inc., a Florida corporation and Vitarich Laboratories, Inc., a Delaware corporation (formerly known as AGAX/VLI Acquisition Corporation) ("Vitarich") dated as of August 31, 2004); and (b) the Reduced Earn-back Amount (as defined in and calculated pursuant to that certain Letter Agreement among the Maker, the Creditor and Vitarich effective as of June 30, 2005) (the "2005 Letter Agreement"); and (c) the Additional Earn-back Amount (as defined in and calculated pursuant to the 2005 Letter Agreement).


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      This Amended and Restated Subordinated Term Note amends, restates, consolidates, supersedes and replaces in their entirety: (a) that certain $2,698,131.00 Subordinated Term Note of the Maker payable to the Creditor dated as of June 30, 2005; and (b) that certain $594,000.00 Subordinated Term Note (Earn-Back Obligations) of the Maker payable to the Creditor dated as of November 30, 2005 (collectively, the "Existing Notes") and, upon the execution and delivery by the Maker of this Amended and Restated Subordinated Note to the Creditor, the Creditor shall immediately return said Existing Notes to the Maker marked "Cancelled".

                              ARGAN, INC.


                              By: /s/ Arthur Trudel
                                  --------------------
                                  Name:  Arthur Trudel
                                         -------------
                                  Title: SVP/CFO
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